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                                                           STATE OF DELAWARE
                                                        SECRETARY OF STATE
                                                      DIVISION OF CORPORATIONS
                                                      FILED 11:30 AM 09/10/1996
                                                         960261609 - 2621684


                               EARTHLINK NETWORK, INC.

                              CERTIFICATE OF DESIGNATION,
                              PREFERENCES AND RIGHTS OF
                         SERIES A CONVERTIBLE PREFERRED STOCK

                      -----------------------------------------

                           PURSUANT TO SECTION 151 OF THE
                   GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

                      ------------------------------------------

         EarthLink Network, Inc. (the "Corporation"), certifies that pursuant to the authority contained in Article IV of its Amended and Restated Certificate of Incorporation, and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, its Board of Directors has adopted the following resolution creating a series of the Preferred Stock, $.01 par value, designated as Series A Preferred Stock:

         RESOLVED, that a series of the class of Preferred Stock, $.01 par value, of the Corporation be hereby created, and that the designation and amount thereof and the voting powers, preferences, and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         1. DESIGNATION AND AMOUNT. The shares of such series shall be designated "Series A Convertible Preferred Stock" (herein referred to as "Series A Preferred Stock"), having a stated value per share equal to $.01, and the number of shares constituting such series shall be 2,727,273.

         2.   DIVIDEND PROVISIONS: DEFINITIONS.

         (a) CASH DIVIDENDS. In case the Corporation at any time or from time to time shall declare, order, pay or make a cash dividend on the Nonpreferred Stock (as defined below) of the Corporation, the Board of Directors shall, at the same time or times declare, order, pay and make a cash dividend on each share of Series A Preferred Stock in an amount equal to the product of the amount of such dividend declared, ordered, paid or made on each share of Nonpreferred Stock, multiplied by the number of shares of Common Stock into which the share of Series A Preferred Stock is convertible on the record date for such action. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare, order, pay or make a cash dividend on any shares of Nonpreferred Stock unless it likewise declares, orders, pays or makes such a cash dividend on all shares of Nonpreferred Stock.

         (b) OTHER DISTRIBUTIONS. In case the Corporation at any time or from time to time shall declare, order, pay or make a dividend or other distribution (including, without limitation, any distribution of other or additional stock or other securities or property or rights or


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warrants to subscribe for securities of the Corporation or any of its subsidiaries by way of dividend or spin-off, reclassification, recapitalization or similar corporate rearrangement) on its Nonpreferred Stock, other than a dividend payable in cash or shares of the Corporation's Nonpreferred Stock, then the Board of Directors shall, at the same time or times, declare, order pay and make a dividend or other distribution on each share of Series A Preferred Stock which is equivalent to such dividend or other distribution declared, ordered, paid or made on each share of Nonpreferred Stock, multiplied by the number of shares of Common Stock into which a share of Series A Preferred Stock is convertible on the record date for such action. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not declare, order, pay or make any such dividend or other distribution unless it likewise declares, orders, pays or makes such dividend or other distribution unless it likewise declares, orders, pays or makes such dividend or other distribution on all shares of Nonpreferred Stock.

         (c) LIMITATION ON DISTRIBUTIONS. No deposit, payment, dividend or distribution of any kind shall be made with respect to the Nonpreferred Stock unless all accumulations of dividends payable on the Series A Preferred Stock shall have been paid. So long as any Series A Preferred Stock shall remain outstanding, no dividend or other distribution (except in Junior Shares) shall be paid or made on the Nonpreferred Stock of the Corporation (except in accordance with subsections (a) and (b) of this Section 2) or on other Junior Shares of the Corporation and no share of Nonpreferred Stock or other Junior Shares shall be purchased or otherwise acquired by the Corporation or any subsidiary of the Corporation.

         Subject to the above limitations, dividends may be paid on the Nonpreferred Stock out of any funds legally available for such purpose when and as declared by the Board of Directors, provided that dividends are also paid on the Series A Preferred Stock in accordance with subsections (a) and (b) of this
Section 2.

         (d)  CERTAIN DEFINITIONS.

         As used in this Section 2 and elsewhere in this Certificate of Designation, Preferences and Rights of Series A Preferred Stock, unless the context otherwise requires:

              (i) The term "Common Stock" shall mean the Corporation's authorized Common Stock, $.01 par value, as constituted on September 10, 1996, and any stock into which such Common Stock may thereafter be changed, and shall also include stock of the Corporation of any other class, which is not preferred as to dividends or assets over any other class of stock of the Corporation, issued to the holders of shares of Common Stock upon any reclassification thereof.

              (ii) The term "Nonpreferred Stock" shall mean the Common Stock and shall also include stock of the Corporation of any other class that has no preference as to dividends or distributions of assets over any other class of stock of the Corporation and that is not subject to redemption.

              (iii) The term "Junior Shares" shall mean any class or series of stock junior to the Series A Preferred Stock as to dividends and distribution of assets.


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                   (iv)  The term "Liquidation Event" shall mean the
liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary and such other events that may be deemed to be liquidation events pursuant to subsection 3(c) below.

                   (v) The term "Control Transaction" shall have the meaning set forth in subsection 3(c) below.

              3.   LIQUIDATION PREFERENCE.

              (a) In the event of any Liquidation Event, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Nonpreferred Stock and other Junior Shares by reason of their ownership thereof, an amount per share equal to the sum of (i) $5.50 for each outstanding share of Series A Preferred Stock and (ii) all accumulations of unpaid dividends on each share of Series A Preferred Stock. If upon the occurrence of such Liquidation Event, the assets and funds thus distributed among the holders of the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock in proportion to the amount of such Series A Preferred Stock owned by each such holder.

              (b) After the distribution described in subsection (a) has been paid, the remaining assets of the Corporation available for distribution to shareholders shall be distributed among the holders of Junior Shares in accordance with their respective rights thereto.

              (c) A consolidation or merger of the Corporation with or into any other corporation or corporations (other than a merger that is not part of a Control Transaction and that, pursuant to the provisions of Section 251(f) of the General Corporation Law of the State of Delaware, does not require approval by stockholders of the Corporation), or a sale, conveyance or disposition of all or substantially all of the assets of the Corporation or the effectuation by the Corporation or its stockholders of a transaction or series of related transactions in which more than 50% of the voting power of the Corporation is disposed of (a "Control Transaction"), shall be deemed to be a Liquidation Event, if the holders of at least 60% of the outstanding Series A Preferred Stock elect to have such transaction treated as a Liquidation Event.

              4. CONVERSION. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

              (a)  OPTIONAL CONVERSION RIGHTS AND AUTOMATIC CONVERSION.

                   (i) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after March 10, 1997, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing 5.50 by the Conversion


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Factor at the time in effect for such share. The initial Conversion Factor per share for shares of Series A Preferred Stock shall be 5.50. The Conversion Factor for the Series A Preferred Stock shall be subject to adjustment as set forth in this Section 4.

                   (ii) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock as is determined by dividing 5.50 by the Conversion Factor at the time in effect for such Series A Preferred Stock: (a) immediately upon the consummation of the Corporation's sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended (or any equivalent successor form), the public offering price of which was not less than $8.00 per share (adjusted to reflect changes after September 9, 1996 in the number of shares of Common Stock outstanding by reason of stock dividends, stock splits or recapitalizations or the like) and the net proceeds to the Corporation of which were not less than $20 million (a "Qualifying Public Offering").

                   (iii) Upon conversion of any Series A Preferred Stock, payment shall be made by the Corporation to each holder of the Series A Preferred Stock so converted on account of dividends accrued but unpaid on the Series A Preferred Stock.

         (b) MECHANICS OF OPTIONAL CONVERSION. If the holder of shares of Series A Preferred Stock desires to exercise such right of conversion, he shall give written notice to the Corporation (the "Conversion Notice") of his election to convert a stated number of shares of Series A Preferred Stock (the "Conversion Shares") into shares of Common Stock, and surrender to the Corporation his certificate or certificates representing such Conversion Shares. The Conversion Notice shall also contain a statement of the name or names (with addresses) in which the certificate or certificates for Common Stock shall be issued. Notwithstanding the foregoing, the Corporation shall not be required to issue any certificates to any person other than the holder thereof unless the Corporation has obtained reasonable assurance that such transaction is exempt from the registration requirements of, or is covered by an effective registration statement under, the Securities Act of 1933, as amended (the "Act"), and all applicable state securities laws, including, if necessary in the reasonable judgment of the Corporation or its legal counsel, receipt of an opinion to such effect from counsel reasonably satisfactory to the Corporation. In no event would such opinion be required if the shares of Common Stock could, upon conversion, be resold pursuant to rule 144 under the Act. Promptly after the receipt of the Conversion Notice and the surrender of the certificate or certificates representing the Conversion Shares, the Corporation shall issue and deliver, or cause to be delivered, to the holder of the Conversion Shares or his nominee or nominees, a certificate or certificates for the number of shares of Common Stock issuable upon the conversion of such Conversion Shares. Such conversion shall be deemed to have been effected as of the close of business on the date the Corporation received the Conversion Notice and the certificate or certificates representing the Conversion Shares, and the person or persons entitled to receive the shares of Common Stock issuable upon conversion shall be treated for all purposes as the holder or holders of record of such shares of Common Stock as of the close of business on such date.


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         (c)  MECHANICS OF AUTOMATIC CONVERSION.

              (i) The Corporation shall give all holders of record of shares of Series A Preferred Stock prior written notice of the date upon which the registration statement relating to the Qualifying Public Offering will be ordered effective by the Securities and Exchange Commission or is anticipated to be ordered effective. Such notice shall be given as promptly as practicable, but in no event later than the date upon which the Company submits a request to the Securities and Exchange Commission to accelerate the effectiveness of such registration statement. Such notice shall also specify the place designated for exchanging shares of Series A Preferred Stock for shares of Common Stock, and shall be sent by first class mail, postage prepaid, to each holder of record of shares of Series A Preferred Stock at such holder's address as shown in the records of the Corporation. In the event that the Corporation gives notice of an anticipated effective date of the Qualifying Public Offering and the actual effective date is a different date, the conversion of the Series A Preferred Stock shall nevertheless be effected in accordance with the provisions of this
Section 4.

              (ii) From and after the date of conversion, all rights of the holders of any shares of Series A Preferred Stock, as such, except for the right to convert their shares of Series A Preferred Stock into shares of Common Stock as provided in this Section 4, shall cease and terminate, regardless of whether the holders of such shares of Series A Preferred Stock have tendered their certificates therefor in accordance with this Section 4.

         (d)  CONVERSION FACTOR ADJUSTMENTS OF PREFERRED STOCK.

              (i) In the event the Corporation should at any time or from time to time after September 10, 1996 (the "Purchase Date") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Nonpreferred Stock or the determination of holders of Nonpreferred Stock entitled to receive a dividend or other distribution payable in additional shares of Nonpreferred Stock, then, as of such record date (or, if no record date is fixed, as of the close of business on the date on which the Board of Directors adopts the resolution relating to such dividend, distribution, split or subdivision), the Conversion Factor in effect immediately prior to such date shall be multiplied by a fraction, the numerator of which shall be the number of shares of Commmon Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not fix a record date for, or effect, such a dividend, distribution, split or subdivision on any shares of Nonpreferred Stock unless it likewise fixes a record date for, or effects such a dividend, distribution, split or subdivision on all shares of Nonpreferred Stock.

              (ii) If the number of shares of Nonpreferred Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Nonpreferred Stock, then following such combination, the Conversion Factor in effect immediately prior thereto shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior thereto and the denominator of which shall be the number of shares of Common Stock outstanding immediately thereafter.


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So long as any shares of Series A Preferred Stock are outstanding, the
Corporation shall not combine any shares of Nonpreferred Stock unless it likewise combines all shares of Nonpreferred Stock.

         (e)  RECAPITALIZATIONS, ETC.   If any capital reorganization or
reclassification of the Common Stock of the Corporation (other than as set forth in subsection 2(b)), or consolidation or merger of the Corporation with or into another corporation, or the sale or conveyance of all or substantially all of its assets to another corporation, shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger or sale, lawful and adequate provision shall be made (unless such transaction is deemed to be a Liquidation Event pursuant to subsection 3(c)) whereby the holders of the Series A Preferred Stock shall thereafter have the right to receive, in lieu of the shares of Common Stock of the Corporation immediately theretofore receivable with respect to such shares of Series A Preferred Stock, such shares of stock, securities or assets as would have been issued or payable with respect to or in exchange for the shares of Common Stock which such holders would have held had the shares of Series A Preferred Stock been converted immediately prior to such reorganization, reclassification, consolidation, merger or sale. In any such case, appropriate provisions shall be made with respect to the rights and interests of the holders of the Series A Preferred Stock to the end that such conversion rights (including, without limitation, provisions for adjustment of the Conversion Factor) shall thereafter be applicable, as nearly as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the exercise thereof. The Corporation shall not consummate any such reorganization, reclassification, consolidation, merger or sale unless it provides the holders of the Series A Preferred Stock at least 20 days advance notice thereof.

         (f)  NO IMPAIRMENT.   The Corporation will not, by amendment of its
Certificate of Incorporation or through any reorganization, reclassification, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment. Without limiting the foregoing, the Company will not effect any transaction described in Section 4(e), the result of which is to adversely affect any of the rights of holders of Common Stock relative to the rights of holders of any other Nonpreferred Stock.

         (g)  STOCK TRANSFER TAXES.   The issuance of stock certificates upon
the conversion of the Series A Preferred Stock shall be made without charge to the converting holder for any tax in respect of such issuance. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares in any name other than that of the holder of such shares of Series A Preferred Stock converted, and the Corporation shall not be required to issue or deliver any such stock certificate unless and until the person or persons requesting the issuance thereof shall have paid to the Corporation the amount of such tax, if any.

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         (h)  NO FRACTIONAL SHARES: CERTIFICATE AS TO ADJUSTMENTS.


              (i) No fractional shares shall be issued upon conversion of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share.

              (ii) Upon the occurrence of each adjustment or readjustment of the Conversion Factor of Series A Preferred Stock pursuant to this Section 4, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Factor at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Series A Preferred Stock.

         (i) NOTICES OF RECORD DATE. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock or any class of any other securities or property, or to receive any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least 20 days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         (j) RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of the Series A Preferred Stock, free from any preemptive right or other obligation, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series A Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series A Preferred Stock, in addition to such other remedies as shall be available to the holder of such Series A Preferred Stock, the Corporation will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes. The Corporation shall prepare and shall use its best efforts to obtain and keep in force such governmental or regulatory permits or other authorizations as may be required by law, and shall comply with all requirements as to registration, qualification or listing of the Common Stock, in order to enable the Corporation lawfully to issue and deliver to each holder of record of Series A Preferred Stock such number of shares of its Common Stock as shall from time to time be sufficient to effect the conversion of all Series A Preferred Stock then outstanding and convertible into shares of Common Stock.

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         (k)       NOTICES.  Any notice required by the provisions of this
Section 4 to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, or by a recognized commercial delivery service (e.g., United Parcel Service or Federal Express), delivery prepaid and addressed to each holder of record at his address appearing on the books of this Corporation.

         5.   VOTING RIGHTS

         (a)  ELECTION OF DIRECTORS

              (i) The holders of the Series A Preferred Stock shall have the exclusive right to elect one director. The holders of the Common Stock and the Series A Preferred Stock shall have the right to elect all other directors.

              (ii) The director who shall have been elected solely by the holders of Series A Preferred Stock may be removed during his term of office, either for or without cause, by and only by, the affirmative vote of the holders of a majority of the shares of the Series A Preferred Stock who elected such director, given at a special meeting of such shareholders duly called for that purpose, and any vacancy thereby created may be filled by the holders of the Series A Preferred Stock represented at that meeting.

              (iii) If the director who shall have been elected solely by the holders of Series A Preferred Stock shall cease to serve for any reason other than removal as set forth in Subsection (a)(ii) of this Section 5 (including, without limitation, death, incapacity or resignation), any vacancy thereby created shall be filled exclusively by the holders of the Series A Stock.

         (b)  VOTING RIGHTS GENERALLY.  Subject to subsection (a) of this
Section 5 and to Section 6, and except as otherwise required by law, the holder of each share of Series A Preferred Stock shall have the right to one vote for each share of Common Stock into which such Series A Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded to the nearest whole share), and with respect to such vote, such holder shall have voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any shareholders' meeting in accordance with the by-laws of the Corporation, and shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.

         6.   PROTECTIVE PROVISIONS.  So long as shares of Series A
Preferred Stock are outstanding, this Corporation shall not, without first obtaining the approval (by vote or written consent) of the holders of a majority of the then outstanding shares of Series A Preferred Stock (voting in accordance with Section 5):

         (a) alter or change the rights, preferences or privileges of the shares of Series A Preferred Stock so as to affect adversely the shares;

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         (b)  increase the number of authorized shares of Series A Preferred
Stock, or create any new series of stock or any other securities convertible into equity securities of the Corporation having a preference over, or being on a parity with, the Series A Preferred Stock with respect to voting, dividends, distribution of assets or conversion rights;

         (c) Amend the Certificate of Incorporation or By-Laws of the Corporation or take any action or enter into any other agreements which prohibit or conflict with the Corporation's obligations hereunder with respect to the holders of Series A Preferred Stock.

         7. STATUS OF CONVERTED STOCK. In the event any shares of Series A Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and thereupon restored to the status of authorized but unissued Preferred Stock undesignated as to class or series.

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          IN WITNESS WHEREOF, the Corporation has caused the foregoing certificate to be signed on September 10, 1996.


                                               EARTHLINK NETWORK, INC.



                                               /s/Charles G. Betty
                                                  ---------------------------
                                                  Charles G. Betty, President



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